Employment Agreement

Employment Agreement this first day of June 1999 by and between Micro Interconnect Technology Inc, a Nevada corporation ("Employer") and N. Edward Berg (Employee")

Employer employs the Employee and the Employee accepts employment, upon the terms conditions and covenants as follows:

1. The term of the employment shall be from June1,1999 to June 1, 2000.

2. Employee shall receive, for services rendered, a salary
of $50,000. Per year, payable $ 4166.66. Per month.   Salary
payments shall be subject to withholding and other applicable deductions. Any Health Insurance costs for the company's plan will be paid fully by the Employer. It is intended that the employee may be hired by an appropriate employee company. Fees charged by the employee company and their normal health insurance fees will be paid by the Employer.

3. Duties of the employee shall be to serve as the Chief
Executive Officer (President) of the Employer. Employee shall devote , on average, 30 hours per week to the attention of the Employers business.

4. Employee shall have an office, facilities and services that are suitable to the position and appropriate for the performance of Employee's duties.

5. Employer shall reimburse Employee for all reasonable expenses incurred in the performance of Employee's business, e.g. entertainment, travel, etc. Employee will be reimbursed upon submission of an itemized account of such expenditures with receipts where practicable.

6. Employee shall be entitled to 4 weeks of paid vacation each year.

7. If employee is unable to perform Employee's duties by reason of illness or incapacity for a consecutive period of more than 6 weeks, the compensation payable after the aforesaid shall be $3,125. per month. Upon return to full employment, full compensation shall be reinstated.

8. Notwithstanding any provision in this Employment
Agreement to the contrary, if Employee is unable to perform or is absent from employment for a period of more than 5 months, Employer may terminate this Employment Agreement, without further cause, and all obligations of Employer hereunder shall terminate.

9. This employment agreement may not be terminated by either party except as in 8. above

10. In the event the Employee dies during the term of Employment, Employer shall pay to Employee's estate the salary that would otherwise be payable to the end of the month in which the Employee died and as a death benefit a sum equal to $3,000.

11. All disputes that arise in connection with this Agreement and that are not settled by the parties themselves shall be submitted to arbitration in accordance with the Rules and Regulations of the American Arbitration Association. All costs of arbitration shall be divided equally between the parties, and the parties agree to abide by the award. The unsuccessful party in arbitration shall be required to pay the other party's attorney's fees.

12. Any notice required to be given shall be either:
(i) personally delivered or (ii) sent by U.S. Postal
Service, postage pre-paid, Certified Mail, Return Receipt
Requested to the Employer at the place of employment and to the Employee at the last residence address given to and on file with the Employer.

13. A waiver of a breach of any provision of this Employment
Agreement shall not operate or be construed as a waiver of any subsequent breach.

14. The services of the Employee are personal and unique and therefore Employee may not assign this Employment Agreement nor delegate the duties and obligations hereunder except in the normal course of business.

15. This Employment Agreement contains the entire understanding of the parties, except as may be set forth in writing signed by the parties.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Employment Agreement as of the date first above written.

          MICRO INTERCONNECT TECHNOLOGY, Inc.

          BY____________________________________, Secretary
               Employer



          _______________________________________
               Employee N. Edward Berg